Filed pursuant to Rule 424(b)(3)
File No. 333-129621

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus Dated February 28, 2006)

EXCHANGE OFFER

Offer to Exchange
Up to $5,107,160 Principal Amount of A or B Scientigo 10% Notes
and
A and B Warrants to Purchase Up to 6,888,098 Shares of Common Stock

For

Any and all outstanding
Scientigo 2005 6.4% Senior Convertible Notes
and

Warrants to Purchase Shares of Common Stock

This prospectus supplement no. 5 supplements the prospectus dated February 28, 2006, relating to the Exchange Offer described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus and Supplements Nos. 1, 2, 3 and 4.

CURRENT REPORT ON FORM 8-K

On June 14, 2006, we filed a Current Report on Form 8-K. A copy of the Current Report on Form 8-K is also being provided to you along with this Supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 14 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 8, 2006

SCIENTIGO, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-22969

Delaware	59-3562953
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

6701 Carmel Road
Suite 205
Charlotte, NC  28226
(Address and zip code of principal executive offices)

(704) 837-0500
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into Material Definitive Agreement

On June 8, 2006, Scientigo, Inc. entered into a software license agreement with Global Directory Solutions, LLC to license certain software code and related intellectual property in order to sublicense and distribute the licensed technology either on a stand-alone basis or by combining such licensed technology with our products and solutions to develop one or more integrated products. Subject to certain defined limitations, the licenses granted to us are on an exclusive, perpetual and worldwide basis. In consideration of the licenses granted, we have agreed to pay a license fee comprised of a cash payment which will be payable in installments starting after we complete a financing in which we receive in excess of $3,000,000 and a total of 181,250 shares of our common stock. We issued a press release concerning this transaction on June 14, 2006 which is annexed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01   Financial Statements And Exhibits

(c)       Exhibits

The following exhibits are filed or furnished herewith:

99.1         Press Release dated June 14, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIGO, INC.

By:	/s/ Doyal G. Bryant
Name: Doyal G. Bryant
Title: Chief Executive Officer and President
Date:June 14, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 14, 2006